Filed pursuant to Rule 424(b)(3)
                                               File No. 333-07175

Prospectus

                      THE LOEWEN GROUP INC.
                       4126 Norland Avenue
                    Burnaby, British Columbia
                         Canada V5G 3S8

                     1,216,011 Common Shares



     The Common shares without par value (the "Common Shares") of The Loewen Group Inc., a corporation organized under the laws of British Columbia ("Loewen"), offered hereby (the "Offered Shares") are being sold by certain shareholders of Loewen (collectively, the "Selling Shareholders"). Loewen will receive none of the proceeds from the sale of the Offered Shares. Information regarding the Selling Shareholders is set forth herein under the heading "Selling Shareholders."


     The Common Shares currently are traded on the New York Stock
Exchange under the symbol "LWN." On January 24, 1997, the closing price per Common Share on the New York Stock Exchange was $36.125.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
                         SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                           COMMISSION
  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     Some or all of the Offered Shares may be offered for sale from time to time by the Selling Shareholders on the New York Stock Exchange at such prices and on such terms as may then be
obtainable,   in  negotiated  transactions,  or  otherwise.    In
addition, the Selling Shareholders may engage in short sales, short sales against the box and other transactions in the Common Shares or derivatives thereof, and may pledge, sell, deliver or otherwise transfer the Offered Shares in connection therewith.
Brokers   executing  orders  are  expected   to   charge   normal
commissions, and the proceeds to the Selling Shareholders will be net of brokerage commissions. This Prospectus may be used by the Selling Shareholders or by any broker-dealer who may participate in sales of the Offered Shares. Loewen will pay the expenses of the preparation of this Prospectus, but all commissions, transfer taxes, and other expenses associated with the sales of the Offered Shares will be paid by the Selling Shareholders.

     No person is authorized by Loewen or the Selling Shareholders to give any information or to make any representations other than those contained in this Prospectus. Neither the delivery of this Prospectus nor any sale made hereunder shall create any implication that there has been no change in the information contained herein since the date hereof.




         The date of this Prospectus is January 24, 1997

                      AVAILABLE INFORMATION


     Loewen has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 covering the Offered Shares (together with any amendments, exhibits, annexes and schedules thereto, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations thereunder. This Prospectus does not include all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.
Statements  made  in  the Prospectus as to the  contents  of  any contract, agreement or other document referred to in the Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     Loewen is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by Loewen may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information that Loewen files with the Commission electronically are contained in the Internet Web site maintained by the Commission. The Commission's Web site address is http://www.sec.gov. The Common Shares are traded on the New York Stock Exchange, The Toronto Stock Exchange and The Montreal Exchange. Reports, proxy statements and other information filed by Loewen may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005, at the offices of The Toronto Stock Exchange at The Exchange Tower, 2 First Canadian Place, Toronto, Ontario, Canada M5X 1J2 and at the offices of The Montreal Exchange at 800 Victoria Square, Montreal, Quebec, Canada H4Z 1A9.


                      FINANCIAL INFORMATION


     All  dollar amounts in financial statements incorporated  by reference  into  this  Prospectus are in  United  States  dollars
("U.S.$"  or  "$")  unless  otherwise indicated.   References  to
"Cdn.$" are to Canadian dollars.


     The consolidated financial statements of Loewen, its subsidiaries and associated entities (the "Company") included in Loewen's reports filed pursuant to the Exchange Act are prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"). Differences between Canadian GAAP and accounting principles generally accepted in the United States ("U.S. GAAP"), as applicable to the Company, are explained in
Note 21 to the Company's 1995 Consolidated Financial Statements, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended, and in Note 11 to the interim consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996. The consolidated financial statements of the Company for the year ended December 31, 1993, and for prior years, were published in Canadian dollars. Effective January 1, 1994, the Company adopted the United States dollar as its reporting currency and, accordingly, has published its consolidated financial statements for the year ended December 31, 1994 and subsequent periods in United States dollars. Financial information relating to periods prior to January 1, 1994 has been translated from Canadian dollars into United States dollars as required by Canadian GAAP at the December 31, 1993 rate of U.S.$1.00=Cdn$1.3217.

                           THE COMPANY


      The Loewen Group Inc. operates the second-largest number of funeral homes and cemeteries in North America and the largest number of funeral homes in Canada. The Company also engages in the pre-need selling of funeral, cemetery and cremation merchandise and services. As at December 31, 1996, the Company operated 956 funeral homes and 313 cemeteries throughout North America. This included 837 funeral homes and 307 cemeteries in the United States (including locations in Puerto Rico).


      On January 7, 1997, Service Corporation International ("SCI") publicly withdrew its unsolicited exchange offer to acquire Loewen (the "Proposed SCI Offer"). SCI had stated that, pursuant to the Proposed SCI Offer announced in October 1996, SCI would exchange $45 worth of common stock for each Common Share tendered and $29.51 worth of common stock for each Loewen Series C preferred share tendered. In October 1996, the Loewen Board of Directors unanimously determined that the offer was inadequate and not in the best interests of Loewen or its shareholders and recommended that, if the offer were commenced, Loewen shareholders should not tender their shares.


      Loewen  was incorporated in 1985 under the laws of  British
Columbia,  Canada.   Loewen's  principal  executive  offices  are
located  at  4126  Norland  Avenue,  Burnaby,  British  Columbia,
Canada, V5G 3S8; telephone (604) 299-9321.

                      SELLING SHAREHOLDERS


     Certain of the Selling Shareholders listed in the following table have indicated their intention to sell some or all of the Offered Shares set forth opposite their respective names. The following table assumes that each of the Selling Shareholders will sell all of the Offered Shares set forth opposite such Selling Shareholder's name. However, one or more of the Selling Shareholders may sell only a small portion of or none of the Offered Shares set forth opposite such Selling Shareholder's name.

                            COMMON SHARES                 COMMON SHARES
                         BENEFICIALLY OWNED    NUMBER     BENEFICIALLY
                            PRIOR TO THE         OF          OWNED
                              OFFERING         SHARES      AFTER THE
                                                            OFFERING
                           NUMBER   PERCENT     TO BE   NUMBER   PERCENT
                             OF       OF        SOLD      OF       OF
NAME OF SHAREHOLDER      SHARES(1) CLASS(1)    IN THE   SHARES    CLASS
                                              OFFERING

Provident Indemnity Life  558,519    .95%     558,519    -0-       --
Insurance Company(2)(3)

Berger & Montague,        281,481    .48%     281,481    -0-       --
P.C.(2)

Provident American        160,000    .27%     160,000    -0-       --
Corporation(2)(3)

Honorine and John         148,630    .25%     132,930   15,700    .03%
Flanagan(4)

Honorine Flanagan(4)(5)    84,081    .14%      83,081    1,000     --



(1)  Determined as of January 24, 1997.


(2) The Offered Shares to be sold by Provident American Corporation ("PAMCO"), Provident Indemnity Life Insurance Company ("PILIC") and Berger & Montague, P.C. (collectively, the "Provident Shareholders") are included in this Registration Statement pursuant to registration rights granted by Loewen in connection with the settlement of certain litigation. Loewen has agreed to pay all expenses of registering the shares on behalf of the Provident
     Shareholders other than underwriting or broker-dealer discounts and commissions and any fees or disbursements of the Provident Shareholders' counsel. Loewen and each of the Provident Shareholders have agreed to indemnify each other against certain liabilities under the Securities Act.

(3) PILIC is a wholly-owned subsidiary of PAMCO. Accordingly, PAMCO may be deemed to have shared power to direct the vote or the disposition of the Common Shares owned by PILIC.

(4) The Offered Shares to be sold by Honorine Flanagan, individually, and by Honorine and John Flanagan (collectively, the "Flanagans") are included in this Registration Statement pursuant to certain registration rights granted by Loewen in connection with the acquisition by Loewen from the Flanagans of certain properties located in California. Loewen has agreed to pay all expenses of registering the Offered Shares on behalf of the Flanagans other than underwriting or broker-dealer discounts and commissions and any fees or disbursements of the Flanagans' counsel. Honorine Flanagan is a director of Loewen Group International, Inc., a wholly-owned subsidiary of Loewen that serves as the holding company for the United States assets and operations of the Company ("LGII"). She also is an officer of several subsidiaries of LGII. Honorine and John Flanagan are husband and wife.

(5) Includes 1,000 Common Shares subject to an employee stock option that is currently exercisable.

                      PLAN OF DISTRIBUTION


     It is anticipated that the Offered Shares that the Selling Shareholders elect to sell will be offered by the Selling Shareholders through broker-dealers who will receive ordinary brokers' commissions in connection with such sales. The Offered Shares may be sold on the New York Stock Exchange, in negotiated transactions, or otherwise, and participating broker-dealers may act as agents or principals, or both, in connection with such sales. Loewen has not entered into any agreements for the sale of the Offered Shares.


                CERTAIN RESTRICTIONS ON TRANSFER


     The Offered Shares issued to the Provident Shareholders were issued pursuant to a private placement exemption under the laws of British Columbia, Canada. Such Offered Shares may not be traded in British Columbia until the expiration of a one-year hold period that commenced on March 19, 1996 (the "British Columbia Hold Period"). Until the British Columbia Hold Period expires, certificates representing such Offered Shares may bear a legend describing the British Columbia Hold Period and related trading restrictions imposed by The Montreal Exchange and The Toronto Stock Exchange.


     Loewen has been advised by the New York Stock Exchange  that
the   certificates   delivered  by   the   Selling   Shareholders
representing Offered Shares will be freely tradable  on  the  New
York Stock Exchange


                             EXPERTS


     The consolidated financial statements of Loewen incorporated by reference in this Prospectus have been audited by KPMG, Chartered Accountants, for the periods indicated in its report thereon, which is incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                          LEGAL MATTERS


     The validity of the Offered Shares have been passed upon for Loewen by Russell & DuMoulin, Vancouver, British Columbia,
Canada.


   ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES AGAINST LOEWEN


     Loewen is a corporation organized under and governed by the laws of the Province of British Columbia, Canada. Certain of its directors, controlling persons, and officers are residents of Canada, and all or a portion of the assets of such persons and of Loewen are located outside the United States. As a result, it may be difficult or impossible for United States holders of the Common Shares to effect service within the United States upon Loewen (although it may be possible to effect service upon direct or indirect United States subsidiaries of Loewen) and those directors or officers who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon the civil liability of such persons under the Securities Act or the Exchange Act, to the extent such judgments exceed such person's United States assets. Loewen has been advised by Russell & DuMoulin, its Canadian counsel, that there is doubt as to the enforceability in Canada against any of these persons, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely on the Securities Act or the Exchange Act.

        INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


      The following documents heretofore filed by Loewen with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act (File No. 0-18429 for filing prior to September 27, 1996; File No. 1-12163 for filings on or subsequent to September 27, 1996) are hereby incorporated herein by reference: (a) Loewen's (i) Annual Report on Form 10-K for the year ended December 31, 1995 filed March 28, 1996 (as amended on Form 10-K/A filed June 20,
1996); (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 (filed May 15, 1996), June 30, 1996 (filed August 14, 1996) and September 30, 1996 (filed November 14, 1996); (iii) Current Reports on Form 8-K dated January 3, 1996, January 17, 1996, January 24, 1996, January 26, 1996, February 6, 1996,
February 12, 1996, February 27, 1996, March 4, 1996, March 13, 1996, March 20, 1996, March 26, 1996 (as amended on Forms 8-K/A filed June 11, 1996 and July 6, 1996), March 31, 1996, May 1,
1996, May 8, 1996, May 24, 1996, May 31, 1996, June 4, 1996, June
6, 1996, June 17, 1996, June 30, 1996, August 7, 1996, August 26,
1996 (as amended on Form 8-K/A, filed October 30, 1996), August 29, 1996, September 5, 1996, September 17, 1996, September 20, 1996, September 24, 1996, September 26, 1996, October 1, 1996,
October 10, 1996, October 14, 1996, October 17, 1996, October 20, 1996, November 1, 1996, November 3, 1996 and November 5, 1996, November 12, 1996, November 22, 1996, December 4, 1996, December 9, 1996, December 12, 1996, December 13, 1996, December 18, 1996,
December  27,  1996,  January  7,  1997  and  January  8,   1997;
(iv) Reports by Issuer of Securities Quoted on Nasdaq Interdealer Quotation System on Form 10-C dated February 27, 1996 and March 20, 1996; and (b) the description of the Common Shares contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description. All documents filed by Loewen pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Offered Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.


     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Loewen will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference herein (other than exhibits to any such document unless such exhibits are specifically incorporated by reference into such document). Requests for such copies should be directed to the Corporate Secretary of Loewen, 4126 Norland Avenue, Burnaby, British Columbia, Canada V5G 3S8, telephone number (604) 299-9321.


         DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS


      This Prospectus, as amended and supplemented, and certain documents incorporated by reference herein contain both statements of historical fact and "forward-looking statements" within the meaning of Section 27A of the Securities Act and
Section 21E of the Exchange Act. Examples of forward-looking statements include: (i) projections of revenue, income, earnings, capital expenditures, dividends, capital structure and other financial items, (ii) statements of the plans and objectives of the Company or its management, (iii) statements of the future economic performance of the Company and (iv) the assumptions underlying statements regarding the Company or its business. Important factors, risks and uncertainties that could cause actual results to differ materially from any forward-looking statements ("Cautionary Statements") are disclosed in certain documents incorporated by reference herein and may be included in this Prospectus, as amended and supplemented. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

      No dealer, salesman or any
other person has been authorized
to  give any information  or  to
make  any representations  other
than  those  contained  in  this      THE LOEWEN GROUP INC.
Prospectus,  and,  if  given  or
made,   such   information    or
representations  must   not   be
relied   upon  as  having   been
authorized by the Company or the
Selling   Shareholders.     This
Prospectus  does not  constitute
an   offer   to   sell   or    a
solicitation of an offer to  buy         _______________
the  shares  by  anyone  in  any
jurisdiction in which such offer            PROSPECTUS
or     solicitation    is    not         _______________
authorized,  or  in  which   the
person   making  the  offer   or
solicitation is not qualified to
do  so, or to any person to whom
it  is  unlawful  to  make  such
offer or solicitation.  Under no
circumstances shall the  deliver
of  this Prospectus or any  sale
made pursuant to this Prospectus         _______________
create   any  implication   that
information  contained  in  this            1,216,011
Prospectus is correct as of  any          Common Shares
time  subsequent to the date  of         _______________
this Prospectus.
       TABLE OF CONTENTS
                               Page
Available Information            2
Financial Information            2
The Company                      3
Selling Shareholders             4
Plan of Distribution             5
Certain Restrictions on                    January 24, 1997
 Transfer                        5
Experts                          5
Legal Matters                    5
Enforceability of Certain
 Civil Liabilities
 Against Loewen                  5
Incorporation of Certain
 Information by Reference        6
Disclosure Regarding
 Forward-Looking Statements      6